Exhibit 23.2

Galaz, Yamazaki,

Ruiz Urquiza, S.C.

Paseo de la Reforma 489

Piso 6

Colonia Cuauhtemoc

06500 Mexico, D. F.

Mexico

Tel; +52 (55) 5080 6000

Fax +52 (55) 5080 6001

www.delotitte.com/mx

Consent of Independent Public Accountants

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-150982) of Southern Copper Corporation to be filed under the Securities Act of 1933, as amended, of our report dated February 26, 2016  relating to the financial statements and financial statement schedules of Southern Copper Corporation, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2015.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Miguel Angel Andrade Leven

C.P.C. Miguel Angel Andrade Leven

Mexico City, Mexico

May 16, 2016